Exhibit 99.1

NEWS RELEASE

CONTINENTAL RESOURCES ANNOUNCES SECOND QUARTER 2020 RESULTS AND UPDATES GUIDANCE

Responsible Stewardship of Assets & Capital

•	Curtailed Operated Oil Volumes in 2Q20 Estimated to Generate $90 Million in Incremental Cash Flow from Operations at $40 WTI

•	Approximately 55% of Oil Volumes (7.8 MMBo) Curtailed in 2Q20

•	202,815 Boepd Average Daily 2Q20 Production

•	2020 Full-Year Average Production of 155,000 to 165,000 Bopd & 800,000 to 820,000 Mcfpd

•	3Q20 Average Production of 280,000 to 300,000 Boepd

•	2020 Exit Rate Production of 310,000 to 330,000 Boepd

•	Forecasting Approx. $1.3 Billion Annual Cash Flow from Operations and $200 Million Annual Free Cash Flow (FCF) (Non-GAAP) in 2020 at $40 WTI

•	$615 Million Cash Flow from Operations and $500 Million FCF in 2H20

•	Targeting Total Debt of $5.4 Billion to $5.5 Billion by YE20

•	Low Cost Industry Leadership: Reinstating Original per Unit Cost Guidance

•	$3.58 Production Expense per Boe in 2Q20; in Line with Original Guidance even with Production Curtailments

•	On Track for Previously Revised $1.2 Billion or Lower Capital Spend in 2020

•	Est. $1.2 Billion D&C Maintenance Capital to Hold Production Flat YoY in 2021

•	Operating Efficiencies Continue to Drive Year-Over-Year All-In Well Costs Lower

•	Bakken Completed Well Cost Decreased 12% to $7.2 Million per Well (Approx. 70% Structural)

•	South Completed Well Cost Decreased 10% to $9.5 Million per Well (Approx. 80% Structural)

Oklahoma City, August 3, 2020 – Continental Resources, Inc. (NYSE: CLR) (the “Company”) today announced second quarter 2020 operating and financial results.

The Company reported a net loss of $239.3 million, or $0.66 per diluted share, for the quarter ended June 30, 2020. In second quarter 2020, typically excluded items in aggregate represented a decrease of $16.4 million, or $0.05 per diluted share, in Continental’s reported net loss. Adjusted net loss for second quarter 2020 was $255.7 million, or $0.71 per diluted share (non-GAAP).

Adjusted net loss, adjusted net loss per share, EBITDAX, net debt, free cash flow, net sales prices and cash general and administrative (G&A) expenses per barrel of oil equivalent (Boe) presented herein are non-GAAP financial measures. Definitions and explanations for how these measures relate to the most directly comparable U.S. generally accepted accounting principles (GAAP) financial measures are provided at the conclusion of this press release.

“Continental has proactively responded to the unprecedented events that have shaped the global commodity landscape in 2020. By deferring volumes in the second quarter of 2020, we expect to generate an estimated $90 million in incremental cash flow from operations at $40 WTI. Combined with our strong asset position and unmatched shareholder alignment, we believe Continental’s equity reflects an uncommon value,” said Bill Berry, Chief Executive Officer.

Production Update

Second quarter 2020 total production averaged 202,815 Boepd. Second quarter 2020 oil production averaged 95,174 Bopd. Second quarter 2020 natural gas production averaged 645.8 MMcfpd. During the second quarter, approximately 55% of the Company’s operated oil volumes were shut in, or approximately 7.8 MMBo.

The following table provides the Company’s average daily production by region for the periods presented.

	2Q	2Q	YTD	YTD
Boe per day	2020	2019	2020	2019
Bakken	88,822	194,014	145,162	196,704
South	107,083	128,777	129,547	126,568
All other	6,910	8,623	7,119	8,551

Total	202,815	331,414	281,828	331,823

Financial Update

“We have made tremendous strides to remain the low cost industry leader amongst our oil-weighted peers. We are reinstituting per unit cost guidance and expect LOE, G&A and DD&A per Boe to be within our previous guidance, reflecting exceptional cost management and capital efficiency,” said John Hart, Chief Financial Officer. “While our debt increased modestly due to the pandemic, it has not changed our long-term strategy to continue focusing on debt reduction, with a total debt target of $5.4 billion to $5.5 billion by year end 2020.”

2Q20 Financial Update	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Cash and Cash Equivalents		$6.7 million
Total Debt		$5.74 billion
Net Debt (non-GAAP)(1)		$5.74 billion
Average Net Sales Price (non-GAAP)(1)
Per Barrel of Oil	$16.35	$32.37
Per Mcf of Gas	$0.12	$0.59
Per Boe	$7.88	$18.56
Production Expense per Boe	$3.58	$3.60
Total G&A Expenses per Boe	$2.30	$1.66
Crude Oil Differential per Barrel	($7.54)	($6.66)
Natural Gas Differential per Mcf	($1.58)	($1.26)
Non-Acquisition Capital Expenditures	$190.8 million	$841.5 million
Exploration & Development Drilling & Completion	$155.8 million	$699.8 million
Leasehold	$6.2 million	$25.5 million
Minerals, of which 80% was Recouped from FNV	$2.7 million	$23.3 million
Workovers, Recompletions and Other	$26.1 million	$92.9 million

(1)

Net debt and net sales prices represent non-GAAP financial measures. Further information about these non-GAAP financial measures as well as reconciliations to the most directly comparable U.S. GAAP financial measures are provided subsequently under the header Non-GAAP Financial Measures.

Guidance Update

“Our updated 2020 guidance emphasizes our ongoing commitment to shareholder value. This is driven by the strength of our assets, the quality and flexibility of our operations and the outstanding performance by our teams, companywide,” said Jack Stark, President and Chief Operating Officer. “Going forward, shareholder value remains our top priority as we continue to drive down costs, maximize free cash flow and focus on reducing debt.”

The Company has updated its 2020 annual production guidance to 155,000 to 165,000 Bopd and 800 to 820 MMcfpd. The Company has updated its third quarter 2020 production guidance to 280,000 to 300,000 Boepd and its 2020 exit rate production guidance to 310,000 to 330,000 Boepd. As of June 30, 2020, the Company has 215 wells in progress and expects to end the year with 140. The Company expects to average 7.7 drilling rigs and 2.5 stimulation crews in 2020.

Revised production guidance is forecasted to generate approximately $1.3 billion of annual cash flow from operations and $200 million of annual free cash flow at $40 per barrel WTI, with $615 million of cash flow from operations and $500 million of free cash flow in the second half of 2020. The Company believes it is essential to prioritize the balance sheet and is targeting total debt of $5.4 billion to $5.5 billion by year end 2020.

The Company maintains its commitment to low cost industry leadership amongst oil-weighted peers. In spite of significant production curtailments in the second quarter of 2020, the Company is reinstating previously suspended per unit cost guidance metrics in 2020. Production expense is expected to be $3.50 to $4.00 per Boe in 2020. Total G&A expense, which is comprised of cash and non-cash G&A expense, is expected to be $1.60 to $2.00 per Boe in 2020. Continental expects 2020 guidance for DD&A of $15.00 to $17.00 per Boe, reflecting strong well productivity and capital efficiency.

The Company is on track to achieve its previously revised 2020 Capex guidance of $1.2 billion or lower, a 55% decrease from original guidance of $2.65 billion. The Company continues to drive maintenance capital lower and estimates $1.2 billion D&C maintenance capital or lower to hold production flat year-over-year in 2021.

Bakken completed well cost has decreased 12% year-over-year to $7.2 million per well, with approximately 70% of these savings being structural and South completed well cost has decreased 10% year-over-year to $9.5 million per well, with approximately 80% of these savings being structural. Both the Bakken and South completed well costs include D&C and full facilities costs, including artificial lift.

The Company’s full 2020 guidance, capital expenditures budget and operating details can be found at the conclusion of this press release.

The following table provides the Company’s production results, per-unit operating costs, results of operations and certain non-GAAP financial measures for the periods presented. Average net sales prices exclude any effect of derivative transactions. Per-unit expenses have been calculated using sales volumes.

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Average daily production:
Crude oil (Bbl per day)	95,174	193,586	147,922	193,753
Natural gas (Mcf per day)	645,846	826,969	803,434	828,422
Crude oil equivalents (Boe per day)	202,815	331,414	281,828	331,823
Average net sales prices (non-GAAP), excluding effect from derivatives: (1)
Crude oil ($/Bbl)	$16.35	$54.66	$32.37	$52.36
Natural gas ($/Mcf)	$0.12	$1.66	$0.59	$2.11
Crude oil equivalents ($/Boe)	$7.88	$36.03	$18.56	$35.79
Production expenses ($/Boe)	$3.58	$3.74	$3.60	$3.66
Production taxes (% of net crude oil and gas sales)	7.8%	8.7%	8.7%	8.4%

DD&A ($/Boe)	$16.07	$16.14	$16.25	$16.37
Total general and administrative expenses ($/Boe) (2)	$2.30	$1.57	$1.66	$1.58

Net income (loss) attributable to Continental Resources (in thousands)	$(239,286)	$236,557	$(424,950)	$423,533

Diluted net income (loss) per share attributable to Continental Resources	$(0.66)	$0.63	$(1.17)	$1.13

Adjusted net income (loss) (non-GAAP) (in thousands) (1)	$(255,702)	$219,136	$(283,268)	$435,746
Adjusted diluted net income (loss) per share (non-GAAP) (1)	$(0.71)	$0.59	$(0.78)	$1.16
Net cash provided by (used in) operating activities (in thousands)	$(20,248)	$783,396	$643,570	$1,504,904
EBITDAX (non-GAAP) (in thousands) (1)	$36,013	$858,019	$630,260	$1,712,804

(1)

Net sales prices, adjusted net income (loss), adjusted diluted net income (loss) per share, and EBITDAX represent non-GAAP financial measures. Further information about these non-GAAP financial measures as well as reconciliations to the most directly comparable U.S. GAAP financial measures are provided subsequently under the header Non-GAAP Financial Measures.

(2)

Total general and administrative expense is comprised of cash general and administrative expense and non-cash equity compensation expense. Cash general and administrative expense per Boe was $1.45, $1.17, $1.04 and $1.18 for 2Q 2020, 2Q 2019, YTD 2020 and YTD 2019, respectively. Non-cash equity compensation expense per Boe was $0.85, $0.40, $0.62, and $0.40 for 2Q 2020, 2Q 2019, YTD 2020 and YTD 2019, respectively.

Second Quarter Earnings Conference Call

The Company plans to host a conference call to discuss second quarter 2020 results on Tuesday, August 4, 2020 at 12:00 p.m. ET (11:00 a.m. CT). Those wishing to listen to the conference call may do so via the Company’s website at www.CLR.com or by phone:

Time and date:	12 p.m. ET, Tuesday, August 4, 2020
Dial-in:	1-888-317-6003
Intl. dial-in:	1-412-317-6061
Conference ID:	8636766

A replay of the call will be available for 14 days on the Company’s website or by dialing:

Replay number:	1-877-344-7529
Intl. replay:	1-412-317-0088
Conference ID:	10146341

The Company plans to publish a second quarter 2020 summary presentation to its website at www.CLR.com prior to the start of its conference call on Tuesday, August 4, 2020.

About Continental Resources

Continental Resources (NYSE: CLR) is a top 10 independent oil producer in the U.S. and a leader in America’s energy renaissance. Based in Oklahoma City, Continental is the largest leaseholder and the largest producer in the nation’s premier oil field, the Bakken play of North Dakota and Montana. The Company also has significant positions in Oklahoma, including its SCOOP Woodford and SCOOP Springer discoveries and the STACK plays. With a focus on the exploration and production of oil, Continental has unlocked the technology and resources vital to American energy independence and our nation’s leadership in the new world oil market. In 2020, the Company will celebrate 53 years of operations. For more information, please visit www.CLR.com.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements included in this press release other than statements of historical fact, including, but not limited to, forecasts or expectations regarding the Company’s business and statements or information concerning the Company’s future operations, performance, financial condition, production and reserves, schedules, plans, timing of development, rates of return, budgets, costs, business strategy, objectives, and cash flows are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget,” “target,” “plan,” “continue,” “potential,” “guidance,” “strategy,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Forward-looking statements are based on the Company’s current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Although the Company believes these assumptions and expectations are reasonable, they are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate. The risks and uncertainties include, but are not limited to, commodity price volatility; the geographic concentration of our operations; financial market and economic volatility; the effects of any national or international health crisis; the inability to access needed capital; the risks and potential liabilities inherent in crude oil and natural gas drilling and production and the availability of insurance to cover any losses resulting therefrom; difficulties in estimating proved reserves and other reserves-based measures; declines in the values of our crude oil and natural gas properties resulting in impairment charges; our ability to replace proved reserves and sustain production; our ability to pay future dividends or complete share repurchases; the availability or cost of equipment and oilfield services; leasehold terms expiring on undeveloped acreage before production can be established; our ability to project future production, achieve targeted results in drilling and well operations and predict the amount and timing of development expenditures; the availability and cost of transportation, processing and refining facilities; legislative and regulatory changes adversely affecting our industry and our business, including initiatives related to hydraulic fracturing; increased market and industry competition, including from alternative fuels and other energy sources; and the other risks described under Part I, Item 1A. Risk Factors and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, our Form 10-Q for the quarter ended March 31, 2020, registration statements and other reports filed from time to time with the SEC, and other announcements the Company makes from time to time.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which such statement is made. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, the Company undertakes no obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or circumstances after the date of this report, or otherwise.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

We use the term “EUR” or “estimated ultimate recovery” to describe potentially recoverable oil and natural gas hydrocarbon quantities. We include these estimates to demonstrate what we believe to be the potential for future drilling and production on our properties. These estimates are by their nature much more speculative than estimates of proved reserves and require substantial capital spending to implement recovery. Actual locations drilled and quantities that may be ultimately recovered from our properties will differ substantially. EUR data included herein remain subject to change as more well data is analyzed.

Investor Contact:	Media Contact:
Rory Sabino	Kristin Thomas
Vice President, Investor Relations	Senior Vice President, Public Relations
405-234-9620	405-234-9480
Rory.Sabino@CLR.com	Kristin.Thomas@CLR.com

Lucy Guttenberger

Investor Relations Analyst

405-774-5878

Lucy.Guttenberger@CLR.com

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income (Loss)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	In thousands, except per share data
Revenues:
Crude oil and natural gas sales	$174,652	$1,137,425	$1,037,395	$2,247,009
Gain (loss) on derivative instruments, net	(7,782)	53,448	(7,782)	52,324
Crude oil and natural gas service operations	8,789	17,509	26,847	33,284

Total revenues	175,659	1,208,382	1,056,460	2,332,617

Operating costs and expenses:
Production expenses	64,673	112,430	183,151	219,396
Production taxes	11,067	93,866	82,291	180,306
Transportation expenses	32,305	53,393	92,807	102,531
Exploration expenses	1,960	3,090	13,597	4,927
Crude oil and natural gas service operations	6,062	11,206	11,972	18,392
Depreciation, depletion, amortization and accretion	290,298	485,621	826,994	980,641
Property impairments	23,929	21,339	246,458	46,655
General and administrative expenses	41,529	47,226	84,440	94,844
Net (gain) loss on sale of assets and other	612	364	5,114	112

Total operating costs and expenses	472,435	828,535	1,546,824	1,647,804

Income (loss) from operations	(296,776)	379,847	(490,364)	684,813
Other income (expense):
Interest expense	(65,069)	(68,471)	(128,663)	(136,308)
Gain on extinguishment of debt	46,942	—	64,573	—
Other	629	723	1,161	2,077

	(17,498)	(67,748)	(62,929)	(134,231)

Income (loss) before income taxes	(314,274)	312,099	(553,293)	550,582
(Provision) benefit for income taxes	72,143	(75,649)	124,378	(127,639)

Net income (loss)	(242,131)	236,450	(428,915)	422,943
Net loss attributable to noncontrolling interests	(2,845)	(107)	(3,965)	(590)

Net income (loss) attributable to Continental Resources	$(239,286)	$236,557	$(424,950)	$423,533

Net income (loss) per share attributable to Continental Resources:
Basic	$(0.66)	$0.63	$(1.17)	$1.14
Diluted	$(0.66)	$0.63	$(1.17)	$1.13

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

In thousands	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$6,656	$39,400
Other current assets	421,734	1,167,615
Net property and equipment (1)	14,312,982	14,497,726
Other noncurrent assets	24,986	23,166

Total assets	$14,766,358	$15,727,907

Liabilities and equity
Current liabilities	$610,114	$1,336,026
Long-term debt, net of current portion	5,740,554	5,324,079
Other noncurrent liabilities	1,844,438	1,959,451
Equity attributable to Continental Resources	6,196,144	6,741,667
Equity attributable to noncontrolling interests	375,108	366,684

Total liabilities and equity	$14,766,358	$15,727,907

(1)	Balance is net of accumulated depreciation, depletion and amortization of $13.76 billion and $12.77 billion as of June 30, 2020 and December 31, 2019, respectively.

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30,		Six months ended June 30,
In thousands	2020	2019	2020	2019
Net income (loss)	$(242,131)	$236,450	$(428,915)	$422,943
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-cash expenses	216,302	552,225	938,087	1,155,816
Changes in assets and liabilities	5,581	(5,279)	134,398	(73,855)

Net cash provided by (used in) operating activities	(20,248)	783,396	643,570	1,504,904
Net cash used in investing activities	(312,204)	(804,674)	(1,018,943)	(1,557,745)
Net cash provided by (used in) financing activities	(178,463)	(36,626)	342,629	(23,456)
Effect of exchange rate changes on cash	—	15	—	30

Net change in cash and cash equivalents	(510,915)	(57,889)	(32,744)	(76,267)
Cash and cash equivalents at beginning of period	517,571	264,371	39,400	282,749

Cash and cash equivalents at end of period	$6,656	$206,482	$6,656	$206,482

Non-GAAP Financial Measures

Non-GAAP adjusted net income (loss) and adjusted net income (loss) per share attributable to Continental

Our presentation of adjusted net income (loss) and adjusted net income (loss) per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income (loss) and adjusted net income (loss) per share represent net income (loss) and diluted net income (loss) per share determined under U.S. GAAP without regard to non-cash gains and losses on derivative instruments, property impairments, gains and losses on asset sales, and gains and losses on extinguishment of debt as applicable. Management believes these measures provide useful information to analysts and investors for analysis of our operating results. In addition, management believes these measures are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis without regard to an entity’s specific derivative portfolio, impairment methodologies, and property dispositions. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or diluted net income (loss) per share as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies. The following tables reconcile net income (loss) and diluted net income (loss) per share as determined under U.S. GAAP to adjusted net income (loss) and adjusted diluted net income (loss) per share for the periods presented.

	Three months ended June 30,
	2020		2019
In thousands, except per share data	$	Diluted EPS	$	Diluted EPS
Net income (loss) attributable to Continental Resources (GAAP)	$(239,286)	$(0.66)	$236,557	$0.63
Adjustments:
Non-cash (gain) loss on derivatives	659		(44,778)
Property impairments	23,929		21,339
Net (gain) loss on sale of assets and other	612		364
Gain on extinguishment of debt	(46,942)		—
Total tax effect of adjustments (1)	5,326		5,654

Total adjustments, net of tax	(16,416)	(0.05)	(17,421)	(0.04)

Adjusted net income (loss) (non-GAAP)	$(255,702)	$(0.71)	$219,136	$0.59
Weighted average diluted shares outstanding	360,204		374,009

Adjusted diluted net income (loss) per share (non-GAAP)	$(0.71)		$0.59

	Six months ended June 30,
	2020		2019
In thousands, except per share data	$	Diluted EPS	$	Diluted EPS
Net income (loss) attributable to Continental Resources (GAAP)	$(424,950)	$(1.17)	$423,533	$1.13
Adjustments:
Non-cash (gain) loss on derivatives	659		(30,592)
Property impairments	246,458		46,655
Net (gain) loss on sale of assets and other	5,114		112
Gain on extinguishment of debt	(64,573)		—
Total tax effect of adjustments (1)	(45,976)		(3,962)

Total adjustments, net of tax	141,682	0.39	12,213	0.03

Adjusted net income (loss) (non-GAAP)	$(283,268)	$(0.78)	$435,746	$1.16
Weighted average diluted shares outstanding	362,804		374,557

Adjusted diluted net income (loss) per share (non-GAAP)	$(0.78)		$1.16

(1)	Computed by applying a combined federal and state statutory tax rate of 24.5% in effect for 2020 and 2019 to the pre-tax amount of adjustments associated with our operations in the United States.

Non-GAAP Net Debt

Net debt is a non-GAAP measure. We define net debt as total debt less cash and cash equivalents as determined under U.S. GAAP. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. We believe this metric is useful to analysts and investors in determining the Company’s leverage position since the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt. This metric is sometimes presented as a ratio with EBITDAX in order to provide investors with another means of evaluating the Company’s ability to service its existing debt obligations as well as any future increase in the amount of such obligations. At June 30, 2020, the Company’s total debt was $5.74 billion and its net debt amounted to $5.74 billion, representing total debt of $5.74 billion less cash and cash equivalents of $6.7 million. From time to time the Company provides forward-looking net debt forecasts; however, the Company is unable to provide a quantitative reconciliation of the forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure of total debt because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.

Non-GAAP EBITDAX

We use a variety of financial and operational measures to assess our performance. Among these measures is EBITDAX, a non-GAAP measure. We define EBITDAX as earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, property impairments, exploration expenses, non-cash gains and losses resulting from the requirements of accounting for derivatives, non-cash equity compensation expense, and gains and losses on extinguishment of debt as applicable. EBITDAX is not a measure of net income/loss or net cash provided by/used in operating activities as determined by U.S. GAAP.

Management believes EBITDAX is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. Further, we believe EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet future debt service requirements, if any. We exclude the items listed above from net income/loss and net cash provided by/used in operating activities in arriving at EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.

EBITDAX should not be considered as an alternative to, or more meaningful than, net income/loss or net cash provided by operating activities as determined in accordance with U.S. GAAP or as an indicator of a company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation of our net income/loss to EBITDAX for the periods presented.

	Three months ended June 30,		Six months ended June 30,
In thousands	2020	2019	2020	2019
Net income (loss)	$(242,131)	$236,450	$(428,915)	$422,943
Interest expense	65,069	68,471	128,663	136,308
Provision (benefit) for income taxes	(72,143)	75,649	(124,378)	127,639
Depreciation, depletion, amortization and accretion	290,298	485,621	826,994	980,641
Property impairments	23,929	21,339	246,458	46,655
Exploration expenses	1,960	3,090	13,597	4,927
Impact from derivative instruments:
Total (gain) loss on derivatives, net	7,782	(53,448)	7,782	(52,324)
Total cash (paid) received on derivatives, net	(7,123)	8,670	(7,123)	21,732

Non-cash (gain) loss on derivatives, net	659	(44,778)	659	(30,592)
Non-cash equity compensation	15,314	12,177	31,755	24,283
Gain on extinguishment of debt	(46,942)	—	(64,573)	—

EBITDAX (non-GAAP)	$36,013	$858,019	$630,260	$1,712,804

The following table provides a reconciliation of our net cash provided by/used in operating activities to EBITDAX for the periods presented.

	Three months ended June 30,		Six months ended June 30,
In thousands	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$(20,248)	$783,396	$643,570	$1,504,904
Current income tax provision (benefit)	—	—	(2,223)	—
Interest expense	65,069	68,471	128,663	136,308
Exploration expenses, excluding dry hole costs	1,903	3,090	7,281	4,927
Gain (loss) on sale of assets and other, net	(612)	(364)	(5,114)	(112)
Other, net	(4,518)	(1,853)	(7,519)	(7,078)
Changes in assets and liabilities	(5,581)	5,279	(134,398)	73,855

EBITDAX (non-GAAP)	$36,013	$858,019	$630,260	$1,712,804

Non-GAAP Net Sales Prices

Revenues and transportation expenses associated with production from our operated properties are reported separately. For non-operated properties, we receive a net payment from the operator for our share of sales proceeds which is net of costs incurred by the operator, if any. Such non-operated revenues are recognized at the net amount of proceeds received. As a result, the separate presentation of revenues and transportation expenses from our operated properties differs from the net presentation from non-operated properties. This impacts the comparability of certain operating metrics, such as per-unit sales prices, when such metrics are prepared in accordance with U.S. GAAP using gross presentation for some revenues and net presentation for others.

In order to provide metrics prepared in a manner consistent with how management assesses the Company’s operating results and to achieve comparability between operated and non-operated revenues, we may present crude oil and natural gas sales net of transportation expenses, which we refer to as “net crude oil and natural gas sales,” a non-GAAP measure. Average sales prices calculated using net crude oil and natural gas sales are referred to as “net sales prices,” a non-GAAP measure, and are calculated by taking revenues less transportation expenses divided by sales volumes, whether for crude oil or natural gas, as applicable. Management believes presenting our revenues and sales prices net of transportation expenses is useful because it normalizes the presentation differences between operated and non-operated revenues and allows for a useful comparison of net realized prices to NYMEX benchmark prices on a Company-wide basis.

The following tables present a reconciliation of crude oil and natural gas sales (GAAP) to net crude oil and natural gas sales and related net sales prices (non-GAAP) for the periods presented.

	Three months ended June 30, 2020			Three months ended June 30, 2019
In thousands	Crude oil	Natural gas	Total	Crude oil	Natural gas	Total
Crude oil and natural gas sales (GAAP)	$158,720	$15,932	$174,652	$1,005,146	$132,279	$1,137,425
Less: Transportation expenses	(23,518)	(8,787)	(32,305)	(45,981)	(7,412)	(53,393)

Net crude oil and natural gas sales (non-GAAP)	$135,202	$7,145	$142,347	$959,165	$124,867	$1,084,032

Sales volumes (MBbl/MMcf/MBoe)	8,270	58,772	18,065	17,549	75,254	30,091

Net sales price (non-GAAP)	$16.35	$0.12	$7.88	$54.66	$1.66	$36.03

	Six months ended June 30, 2020			Six months ended June 30, 2019
In thousands	Crude oil	Natural gas	Total	Crude oil	Natural gas	Total
Crude oil and natural gas sales (GAAP)	$932,490	$104,905	$1,037,395	$1,916,264	$330,745	$2,247,009
Less: Transportation expenses	(73,890)	(18,917)	(92,807)	(87,628)	(14,903)	(102,531)

Net crude oil and natural gas sales (non-GAAP)	$858,600	$85,988	$944,588	$1,828,636	$315,842	$2,144,478

Sales volumes (MBbl/MMcf/MBoe)	26,521	146,225	50,891	34,922	149,944	59,912

Net sales price (non-GAAP)	$32.37	$0.59	$18.56	$52.36	$2.11	$35.79

Non-GAAP Cash General and Administrative Expenses per Boe

Our presentation of cash general and administrative (“G&A”) expenses per Boe is a non-GAAP measure. We define cash G&A per Boe as total G&A determined in accordance with U.S. GAAP less non-cash equity compensation expenses, expressed on a per-Boe basis. We report and provide guidance on cash G&A per Boe because we believe this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, management believes cash G&A per Boe is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation programs which can vary substantially from company to company. Cash G&A per Boe should not be considered as an alternative to, or more meaningful than, total G&A per Boe as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

The following table reconciles total G&A per Boe as determined under U.S. GAAP to cash G&A per Boe for the periods presented.

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Total G&A per Boe (GAAP)	$2.30	$1.57	$1.66	$1.58
Less: Non-cash equity compensation per Boe	(0.85)	(0.40)	(0.62)	(0.40)

Cash G&A per Boe (non-GAAP)	$1.45	$1.17	$1.04	$1.18

Non-GAAP Free Cash Flow

Our presentation of projected free cash flow is a non-GAAP measure. We define projected free cash flow as cash flows from operations before changes in working capital items, less capital expenditures, excluding acquisitions, plus noncontrolling interest capital contributions, less distributions to noncontrolling interests. Noncontrolling interest capital contributions and distributions primarily relate to our relationship with Franco-Nevada to fund a portion of certain mineral acquisitions which are included in our capital expenditures and operating results. Free cash flow is not a measure of net income or operating cash flows as determined by U.S. GAAP and should not be considered an alternative to, or more meaningful than, the comparable GAAP measure, and free cash flow does not represent residual cash flows available for discretionary expenditures. Management believes that this measure is useful to management and investors as a measure of a company’s ability to internally fund its capital expenditures and to service or incur additional debt. From time to time the Company provides forward-looking free cash flow estimates or targets; however, the Company is unable to provide a quantitative reconciliation of the forward-looking non-GAAP measure to its most directly comparable forward-looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.

Continental Resources, Inc.

2020 Guidance

As of August 3, 2020

	2020 Original	2020 Updated
Full-year average oil production (Bopd)	198,000 to 201,000	155,000 to 165,000
Full-year average natural gas production (Mcfpd)	935,000 to 960,000	800,000 to 820,000
Capital expenditures budget	$2.65 Billion	$1.2 billion

Operating Expenses:
Production expense per Boe	$3.50 to $4.00	$3.50 to $4.00
Production tax (% of net oil & gas revenue)	8.3% to $8.5%	8.3% to $8.5%
Cash G&A expense per Boe(1)	$1.10 to $1.40	$1.10 to $1.40
Non-cash equity compensation per Boe	$0.50 to $0.60	$0.50 to $0.60
DD&A per Boe	$15.00 to $17.00	$15.00 to $17.00

Average Price Differentials:
NYMEX WTI crude oil(2) (per barrel of oil)	($4.50) to ($5.50)	($5.50) to ($6.50)
Henry Hub natural gas(3) (per Mcf)	($0.50) to ($1.00)	($0.75) to ($1.25)

1.

Cash G&A is a non-GAAP measure and excludes the range of values shown for non-cash equity compensation per Boe in the item appearing immediately below. Guidance for total G&A (cash and non-cash) is a projected range of $1.60 to $2.00 per Boe.

2.	Includes second half 2020 guidance of ($5.00) to ($5.50).
3.	Includes natural gas liquids production in differential range. Includes second half 2020 guidance of ($0.50) to ($1.00).

2020 Capital Expenditures

The following table provides the breakout of budgeted capital expenditures:

($ in Millions)	North D&C	South D&C	Leasehold, Facilities, Other
Capex	$635	$315	$250

2020 Operational Detail

The following table provides additional operational detail for wells expected to have first production in 2020:

Asset	Average Rigs	Gross Operated Wells	Net Operated Wells	Total Net Wells(1)
North	3.4	116	76	100
South	4.3	54	38	42
Total	7.7	170	114	142

1.	Represents projected net operated and non-operated wells with first production.